Exhibit 99.1

Sotera Health Reports Third-Quarter and Year-to-Date 2022 Results

•Q3 2022 net revenues of $249 million increased 10%, compared to Q3 2021
•Q3 2022 net income of $25 million or $0.09 per diluted share, compared to net income of $27 million or $0.10 per diluted share in Q3 2021
•Q3 2022 Adjusted EBITDA of $125 million increased 7%, compared to Q3 2021
•Q3 2022 Adjusted EPS of $0.23 improved $0.02 compared to Q3 2021
•Adjusting full-year 2022 net revenue growth outlook to 7% - 8% and Adjusted EBITDA growth to 4% - 6%
•The Company announced today that Alex Dimitrief joined as General Counsel effective November 1st
CLEVELAND, OH, November 2, 2022 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the third quarter and first nine months of 2022.
Third-quarter 2022 net revenues increased 10.0% to $249 million, compared with $226 million in the same period a year ago. Net revenues increased 13.2% on a constant currency basis. Third-quarter 2022 net income attributable to Sotera Health (“net income”) was $25 million, or $0.09 per diluted share, compared with net income of $27 million, or $0.10 per diluted share in the third quarter of 2021. Adjusted EBITDA for the third-quarter 2022 increased 7.3% over the third quarter of 2021 to $125 million. Third-quarter 2022 adjusted earnings per diluted share (“Adjusted EPS”) was $0.23, compared to $0.21 in the third quarter of 2021, an increase of $0.02 per diluted share. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

For the first nine months of 2022, net revenues increased 9.0% to $752 million, compared to $690 million for the same period in 2021. Net revenues increased 11.3% on a constant currency basis. Net income was $86 million, or $0.31 per diluted share for the nine months ended September 30, 2022, compared with net income of $81 million, or $0.29 per diluted share, for the same period last year. First nine months of 2022 Adjusted EBITDA increased 5.6% to $377 million and Adjusted EPS grew by $0.07 to $0.72 compared to the first nine months of 2021. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

“We are pleased to report solid top and bottom-line growth for the third quarter of 2022 as compared to the same period in 2021,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “This is the eighth consecutive quarter that Sotera Health has delivered top-line and Adjusted EBITDA growth, which is quite an accomplishment in light of the adverse macroeconomic environment that we are all experiencing. The Sotera Health team is focused on making meaningful progress on capacity expansion investments, operational excellence initiatives and managing complex supply chains in order to serve our customer base around the globe.”

Petras continued, “With nine months of reported financials behind us, and taking into consideration additional foreign exchange and other macroeconomic pressures, we are adjusting our 2022 outlook. Our current outlook for net revenues is in the range of $995 million to $1.005 billion, with Adjusted EBITDA in the range of $500 million to $510 million. As always, our focus continues to be providing high-

quality service to our customers, while remaining committed to our values and mission, Safeguarding Global Health®.”
Third-Quarter and Year-to-Date Highlights by Business Segment
Sterigenics
For the third quarter of 2022, Sterigenics net revenues were $158 million, an increase of 8.5% compared to the third quarter a year ago. In this same period, segment income increased 7.9% to $86 million. For the first nine months of 2022, Sterigenics net revenues were $465 million, an increase of 10.3% compared to the same period in 2021. In this same period, segment income increased 10.0% to $250 million.
Revenue and segment income growth for the third quarter of 2022 were driven by favorable pricing and organic volume growth, partially offset by an unfavorable impact from foreign currency exchange rates.
Nordion
For the third quarter of 2022, Nordion net revenues were $35 million, an increase of 21.9% compared to the third quarter a year ago. In this same period, segment income increased 24.3% to $20 million. For the first nine months of 2022, Nordion net revenues were $120 million, an increase of 15.2% compared to the same period in 2021. In this same period, segment income increased 12.9% to $69 million.
Revenue and segment income growth for the third quarter of 2022 were driven by volume growth and a favorable impact from pricing, partially offset by an unfavorable impact from foreign currency exchange rates.
Nelson Labs
For the third quarter of 2022, Nelson Labs net revenues were $56 million, an increase of 7.3% compared to the third quarter a year ago. In this same period, segment income decreased 8.2% to $19 million. For the first nine months of 2022, Nelson Labs net revenues were $168 million, an increase of 1.7% compared to the same period in 2021. In this same period, segment income decreased 15.5% to $57 million.
Revenue growth for the third quarter of 2022 was driven by favorable pricing and revenues from our recent acquisition, partially offset by an unfavorable impact from foreign currency exchange rates. The decrease in segment income was primarily driven by increased staffing in anticipation of incremental volume, unfavorable revenue mix and an unfavorable impact from foreign currency exchange rates, partially offset by favorable pricing. Segment income margin decline for the third quarter of 2022 was a result of the aforementioned factors coupled with dilution resulting from the margin profile of the 2021 Nelson Labs acquisitions.
Balance Sheet and Liquidity
As of September 30, 2022, Sotera Health had $1.80 billion of total debt and $165 million of cash and cash equivalents, compared to $1.79 billion of total debt and $107 million of cash and cash equivalents as of December 31, 2021. During the third quarter of 2022, the Company’s cash balance increased by $24 million. Material debt balances currently outstanding do not mature until 2026. Sotera Health’s net leverage ratio as of September 30, 2022 improved to 3.3x, well within the 2.0x to 4.0x target range provided by the Company. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

2022 Outlook
Today, Sotera Health is updating its 2022 outlook to the following:
•Net revenues in the range of $995 million to $1.005 billion, from previous guidance of $1.000 billion to $1.022 billion, representing growth of 7% to 8%, compared to the prior year, due to an incremental 1% foreign exchange headwind and slower recovery in certain testing categories at Nelson Labs,
•Adjusted EBITDA in the range of $500 million to $510 million, from previous guidance of $515 million to $525 million, representing growth of 4% to 6%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income of approximately 28%, from previous guidance of 29% to 30%,
•Adjusted EPS of $0.91 to $0.95, from previous guidance of $0.93 to $0.97,
•Fully diluted share count range of 280 million to 282 million shares on a weighted-average basis,
•Capital expenditures in the range of $150 million to $170 million, from previous guidance of $140 million to $170 million, and
•Net leverage reduction in the range of 3.2x to 3.3x, from previous guidance of approximately 1/2 of a turn reduction for 2022.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and cobalt-60 (“Co-60”), the impact of inflationary trends including their impact on energy prices and the supply of labor, the impact of the COVID-19 pandemic including the rate of recoveries of elective procedures and new product development testing, and the expectation that exchange rates as of third-quarter 2022 remain constant for the remainder of 2022. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. Participants may access the conference call live via webcast on the ‘Presentations & Events' page of Sotera Health’s website at https://investors.soterahealth.com/events-and-presentations. To participate via telephone, registration is required. The Company advises attendees to register in advance at this link to avoid delays in joining the call. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.
Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at https://investors.soterahealth.com. For developments related to EO, updates can be found at https://investors.soterahealth.com/ethylene-oxide-eo-overview.

Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply, or increases in the price of EO or Co-60, including geopolitical risks related to the supply of Co-60 from Russia; foreign currency exchange rates and changes in those rates; changes in industry trends, environmental, health and safety regulations or preferences; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; adverse judgments against two of our subsidiaries in the EO tort litigation that may require an appellate bond or alternative form of security to appeal, and plaintiff efforts to enforce judgments against us, any one of which may have an adverse impact on our liquidity; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
The Company does not provide a reconciliation of the forward-looking Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and Net Leverage Ratio outlook to the most directly comparable GAAP measure, as this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain items, including, among others, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings. The variability of these items could have a potentially unpredictable, and a potentially significant, impact on our future GAAP results.
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Net Debt, Net Leverage Ratio and constant currency financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense and the mark-to-market impact of derivatives not accounted for as hedges, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net revenues.

We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, including financing leases, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by the trailing twelve-months of Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the basis for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Jason Peterson                            Sally J. Curley, IRC
Vice President & Treasurer, Sotera Health            Curley Global IR, LLC
IR@soterahealth.com                        IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com

Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Service	$216,704	$200,499	$644,451	$597,907
Product	32,000	25,665	107,646	92,322
Total net revenues	248,704	226,164	752,097	690,229
Cost of revenues:
Service	99,772	88,349	292,755	264,776
Product	12,919	12,229	44,058	40,734
Total cost of revenues	112,691	100,578	336,813	305,510
Gross profit	136,013	125,586	415,284	384,719
Operating expenses:
Selling, general and administrative expenses	57,091	44,038	179,765	146,331
Amortization of intangible assets	15,727	15,877	47,337	48,081
Total operating expenses	72,818	59,915	227,102	194,412
Operating income	63,195	65,671	188,182	190,307
Interest expense, net	23,427	18,140	47,875	58,585
Impairment of investment in unconsolidated affiliate	—	—	9,613	—
Loss on extinguishment of debt	—	6,365	—	20,677
Foreign exchange loss (gain)	(535)	756	(502)	1,410
Other income, net	(1,713)	(693)	(4,195)	(7,347)
Income before income taxes	42,016	41,103	135,391	116,982
Provision for income taxes	16,926	13,659	49,242	35,858
Net income	25,090	27,444	86,149	81,124
Less: Net income attributable to noncontrolling interests	—	—	—	239
Net income attributable to Sotera Health Company	$25,090	$27,444	$86,149	$80,885

Earnings per share:
Basic	$0.09	$0.10	$0.31	$0.29
Diluted	0.09	0.10	0.31	0.29
Weighted average number of common shares outstanding:
Basic	280,142	279,381	279,988	279,097
Diluted	280,172	279,560	280,093	279,253

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Segment revenues:
Sterigenics	$157,723	$145,314	$464,977	$421,647
Nordion	35,071	28,768	119,551	103,811
Nelson Labs	55,910	52,082	167,569	164,771
Total net revenues	$248,704	$226,164	$752,097	$690,229
Segment income:
Sterigenics	$85,587	$79,344	$250,088	$227,374
Nordion	20,294	16,331	69,179	61,285
Nelson Labs	19,271	20,999	57,369	67,895
Total segment income	125,152	116,674	376,636	356,554
Less adjustments:
Interest expense, net(a)	20,080	18,140	53,974	58,585
Depreciation and amortization(b)	36,104	37,634	109,092	112,756
Share-based compensation(c)	4,616	3,547	14,955	10,489
Gain (loss) on foreign currency and derivatives not designated as hedging instruments, net(d)	3,194	1,881	(4,788)	885
Acquisition and divestiture related charges, net(e)	447	(2,662)	978	(2,003)
Business optimization project expenses(f)	1,035	244	1,609	780
Plant closure expenses(g)	2,627	266	3,776	1,564
Impairment of investment in unconsolidated affiliate(h)	—	—	9,613	—
Loss on extinguishment of debt(i)	—	6,365	—	20,677
Professional services relating to EO sterilization facilities(j)	14,501	9,449	50,238	33,492
Accretion of asset retirement obligation(k)	526	598	1,644	1,751
COVID-19 expenses(l)	6	109	154	596
Consolidated income before income taxes	$42,016	$41,103	$135,391	$116,982
(a)The three and nine months ended September 30, 2022 excludes $3.3 million of unrealized loss and $6.1 million of unrealized gain, respectively, on interest rate derivatives not designated as hedging instruments.
(b)Includes depreciation of Co-60 held at gamma irradiation sites.
(c)Represents non-cash share-based compensation expense.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion and (iii) unrealized gains and losses on interest rate caps not designated as hedging instruments.
(e)Represents (i) certain direct and incremental costs related to the acquisitions of RCA, the noncontrolling interests in our China subsidiaries, BioScience Labs in 2021, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, and (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion that existed at the time of our acquisition of the business in 2014.
(f)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, operating structure realignment and other process enhancement projects.
(g)Represents decommissioning costs, professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(h)Represents an impairment charge on our equity method investment in a joint venture.
(i)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 and full redemption of the First Lien Notes in August 2021, including a prepayment premium and accelerated amortization of prior debt issuance and discount costs.
(j)Represents litigation and other professional fees associated with our EO sterilization facilities.
(k)Represents non-cash accretion of asset retirement obligations related to gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(l)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$164,961	$106,924
Accounts receivable, net	111,613	108,183
Inventories, net	37,153	54,288
Other current assets	107,007	76,566
Total current assets	420,734	345,961
Property, plant, and equipment, net	704,406	650,797
Operating lease assets	27,194	39,946
Other intangible assets, net	503,755	598,844
Goodwill	1,092,469	1,120,320
Other assets	62,074	33,634
Total assets	$2,810,632	$2,789,502
Liabilities and equity
Total current liabilities	$140,031	$161,161
Long-term debt	1,746,555	1,743,534
Other noncurrent liabilities	165,597	164,210
Deferred income taxes	151,720	134,501
Total liabilities	2,203,903	2,203,406
Total equity	606,729	586,096
Total liabilities and equity	$2,810,632	$2,789,502

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net income	$86,149	$81,124
Non-cash items	140,675	152,710
Changes in operating assets and liabilities	(50,789)	(18,640)
Net cash provided by operating activities	176,035	215,194
Investing activities:
Purchases of property, plant and equipment	(110,642)	(60,898)
Purchase of mandatorily redeemable noncontrolling interest in Nelson Laboratories Fairfield	—	(12,425)
Purchase of BioScience Laboratories, LLC, net of cash acquired	—	(13,530)
Adjustment to purchase of Regulatory Compliance Associates Inc.	450	—
Other investing activities	34	(717)
Net cash used in investing activities	(110,158)	(87,570)
Financing activities:
Purchase of noncontrolling interests in China subsidiaries	—	(8,418)
Payments of debt issuance costs and prepayment premium	(31)	(6,718)
Payments on long-term borrowings	—	(100,000)
Other	(1,452)	(368)
Net cash used in financing activities	(1,483)	(115,504)
Effect of exchange rate changes on cash and cash equivalents	(6,357)	345
Net increase in cash and cash equivalents, including restricted cash	58,037	12,465
Cash and cash equivalents, including restricted cash, at beginning of period	106,924	102,454
Cash and cash equivalents, including restricted cash, at end of period	$164,961	$114,919

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$65,045	$53,726
Cash paid during the period for income taxes, net of tax refunds received	56,474	31,922
Purchases of property, plant and equipment included in accounts payable	18,583	14,527

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$25,090	$27,444	$86,149	$81,124
Amortization of intangibles	20,219	21,239	61,596	65,299
Share-based compensation(a)	4,616	3,547	14,955	10,489
Gain (loss) on foreign currency and derivatives not designated as hedging instruments, net(b)	3,194	1,881	(4,788)	885
Acquisition and divestiture related charges, net(c)	447	(2,662)	978	(2,003)
Business optimization project expenses(d)	1,035	244	1,609	780
Plant closure expenses(e)	2,627	266	3,776	1,564
Impairment of investment in unconsolidated affiliate(f)	—	—	9,613	—
Loss on extinguishment of debt(g)	—	6,365	—	20,677
Professional services relating to EO sterilization facilities(h)	14,501	9,449	50,238	33,492
Accretion of asset retirement obligation(i)	526	598	1,644	1,751
COVID-19 expenses(j)	6	109	154	596
Income tax benefit associated with pre-tax adjustments(k)	(7,753)	(9,776)	(25,337)	(32,772)
Adjusted Net Income	64,508	58,704	200,587	181,882
Interest expense, net(l)	20,080	18,140	53,974	58,585
Depreciation(m)	15,885	16,395	47,496	47,457
Income tax provision applicable to Adjusted Net Income(n)	24,679	23,435	74,579	68,630
Adjusted EBITDA(o)	$125,152	$116,674	$376,636	$356,554

Net Revenues	$248,704	$226,164	$752,097	$690,229
Adjusted EBITDA Margin	50.3%	51.6%	50.1%	51.7%
Weighted average number of shares outstanding:
Basic	280,142	279,381	279,988	279,097
Diluted	280,172	279,560	280,093	279,253
Earnings per share:
Basic	$0.09	$0.10	$0.31	$0.29
Diluted	0.09	0.10	0.31	0.29
Adjusted earnings per share:
Basic	$0.23	$0.21	$0.72	$0.65
Diluted	0.23	0.21	0.72	0.65
(a)    Represents non-cash share-based compensation expense.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion and (iii) unrealized gains and losses on interest rate caps not designated as hedging instruments.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of RCA, the noncontrolling interests in our China subsidiaries, BioScience Labs in 2021, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, and (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion that existed at the time of our acquisition of the business in 2014.
(d)    Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, operating structure realignment and other process enhancement projects.
(e)    Represents decommissioning costs, professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(f)    Represents an impairment charge on our equity method investment in a joint venture.
(g)    Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 and full redemption of the First Lien Notes in August 2021, including a prepayment premium and accelerated amortization of prior debt issuance and discount costs.
(h)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(i)    Represents non-cash accretion of asset retirement obligations related to gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.

(j)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(k)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(l)    The three and nine months ended September 30, 2022 excludes $3.3 million of unrealized loss and $6.1 million of unrealized gain, respectively, on interest rate derivatives not designated as hedging instruments.
(m)    Includes depreciation of Co-60 held at gamma irradiation sites.
(n)    Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (k).
(o)    $22.1 million and $20.8 million of the adjustments for the three months ended September 30, 2022 and 2021, respectively, and $62.8 million and $63.3 million of the adjustments for the nine months ended September 30, 2022 and 2021, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2022	2021
Long-term debt	$1,746,555	$1,743,534
Current portion of finance leases	1,591	1,160
Finance leases less current portion	54,935	40,877
Total Debt	1,803,081	1,785,571

Add: unamortized debt issuance costs and debt discounts	16,995	20,016
Less: cash and cash equivalents, including restricted cash	(164,961)	(106,924)
Total Net Debt	$1,655,115	$1,698,663

Adjusted EBITDA	$501,311	$481,229
Net Leverage	3.3x	3.5x

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended September 30,	Twelve Months Ended December 31,
	2022	2021
Net income	$122,146	$117,121
Amortization of intangible assets	83,039	86,742
Share-based compensation(a)	18,336	13,870
Gain on foreign currency and derivatives not designated as hedging instruments(b)	(5,731)	(58)
Acquisition and divestiture related charges, net(c)	(3,037)	(6,018)
Business optimization project expenses(d)	1,777	948
Plant closure expenses(e)	4,539	2,327
Impairment of investment in unconsolidated affiliate(f)	9,613	—
Loss on extinguishment of debt(g)	4	20,681
Professional services relating to EO sterilization facilities(h)	62,402	45,656
Accretion of asset retirement obligation(i)	2,145	2,252
COVID-19 expenses(j)	319	761
Income tax benefit associated with pre-tax adjustments(k)	(31,065)	(38,500)
Adjusted Net Income	264,487	245,782
Interest expense, net(l)	69,581	74,192
Depreciation(m)	64,199	64,160
Income tax provision applicable to Adjusted Net Income(n)	103,044	97,095
Adjusted EBITDA(o)	$501,311	$481,229
(a)    Represents non-cash share-based compensation expense.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion and (iii) unrealized gains and losses on interest rate caps not designated as hedging instruments.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of RCA, the noncontrolling interests in our China subsidiaries, BioScience Labs in 2021, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion, and (v) a $5.1 million non-cash gain in the fourth quarter of 2021 arising from the derecognition of an ARO liability no longer attributable to Nordion pursuant to the terms of the sale of the Medical Isotopes business in 2018.
(d)    Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, operating structure realignment and other process enhancement projects.
(e)    Represents decommissioning costs, professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(f)    Represents an impairment charge on our equity method investment in a joint venture.
(g)    Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 and full redemption of the First Lien Notes in August 2021, including a prepayment premium and accelerated amortization of prior debt issuance and discount costs.
(h)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(i)    Represents non-cash accretion of asset retirement obligations related to gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(k)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(l)    The twelve months ended September 30, 2022 excludes $6.1 million of unrealized gains on interest rate derivatives not designated as hedging instruments.
(m)    Includes depreciation of Co-60 held at gamma irradiation sites.
(n)    Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (k).
(o)    $84.7 million and $85.3 million of the adjustments for the twelve months ended September 30, 2022 and December 31, 2021, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.